                                                                 EXHIBIT 4(ii)

                          FIXED ACCOUNT ANNUITY RIDER

The Rider is a part of the Contract to which it is attached with regard to the general account of SAFECO, the Fixed Account. This Rider is effective upon issuance and restates in its entirety any prior Fixed Account Annuity Rider.

SECTION A4, Annuity Date, is amended to read as follows:

      Annuity Date: The date selected by the Owner for commencing Annuity payments under this Contract. Separate dates may be selected by the Owner for commencing variable Annuity payments and fixed Annuity payments. The day of the month on which the payments will be made will be determined by SAFECO. Any Annuity Date selected cannot be later than the date the Annuitant attains age 85.

SECTION A9, Contract Date, is amended to read as follows:

      Contract Date: The earlier of the date on which the initial Net Purchase Payment is allocated to the Separate Account or the initial Net Purchase Payment is allocated to the Fixed Account, as shown on the Contract Data Page.

SECTION A10, Contract Value, is amended to read as follows:

      Contract Value: The sum of the Owner's interest in the Sub-Accounts of the Separate Account and the Fixed Account. Fixed Account Contract Value refers to that portion of the Contract Value held in the Fixed Account.

SECTION A15, Purchase Payments, is amended to read as follows:

      Purchase Payments: Payments made to purchase Accumulation Units or payments allocated to the Fixed Account as provided in Section I1.

SECTION A18(a), Transfer, is added to the Contract:

      The redemption of units from a Sub-Account(s) and the purchase of units of another Sub-Account(s), and the transfer of Contract Value to or from the Fixed Account from or to the Sub-Account(s).

SECTION C5, Application of Purchase Payments to Eligible Investments, is amended to read as follows:

      Application of Purchase Payments to Eligible Investments: Purchase Payments applied to the Separate Account are allocated to Sub-Accounts of the Separate Account and the Fixed Account as provided in Section I1.

SECTION D2, Non-Participation in Surplus, is amended to read as follows:

      The Variable Annuity and Fixed Annuity portions of this Contract will not share in any distribution of profits, losses, or surplus of SAFECO.

SECTION G1, Deduction for Annual Administration Maintenance Charge, is amended to read as follows:

      Deduction for Annual Administration Maintenance Charge: There is no annual fee if the Contract Value is $50,000 or above. If the Contract Value is below $50,000, SAFECO deducts the fee shown on the Contract Data Page for each Contract Year, or any portion thereof, for general administrative expenses. This fee is deducted on the last day of each Contract Year, and in the event of a complete Withdrawal.

      The Sub-Account from which the Annual Administration Maintenance Charge is deducted is determined by the order of the Sub- Accounts as shown on the Contract Data Page.

      Prior to the Annuity Date the fee for general administrative expenses is not guaranteed and may be changed for future years. However, the Annual Administration Maintenance Charge may never exceed the guaranteed maximum fee of $35 per Contract Year.

      If the Annual Administration Maintenance Charge is to be deducted from the Fixed Account, the charge will be reduced if it is greater than the Purchase Payments received for the current Contract Year and the excess of the charge over those Purchase Payments reduces net interest to below three percent. The charge shall be limited to Purchase Payments received during the current Contract Year plus the amount of interest credited in excess of three percent.

LPC-413 8/95

SECTION G3(b), A Contingent Deferred Sales Charge will not be deducted, is amended to include the following:

       (vi) On Transfers from a Sub-Account to the Fixed Account; or

      (vii) On Transfers from the Fixed Account under Section I11.

SECTION I:  FIXED ACCOUNT, is added to the Contract.

SECTION I1, Fixed Account Allocations, is added to the Contract:

      Fixed Account Allocations: The Owner may make payments into the Fixed Account, subject to acceptance and approval by SAFECO. The Fixed Account consists of the total Fixed Account Allocations received by SAFECO under this Rider and not previously withdrawn, plus interest on each such Fixed Account Allocation, less any applicable charges and deductions. Fixed Account Allocations will become part of the general account of SAFECO to be so used and invested and will not be segregated from SAFECO's other assets.

SECTION I2, Interest Crediting, is added to the Contract:

      Interest Crediting:

      (a) After receipt of each Fixed Account Allocation, and in accordance with paragraph (b) below, SAFECO will credit interest to the Fixed Account Allocation at a rate determined according to SAFECO's investment year method of assigning interest credits. Under this method the interest credits will be based on the original period of receipt of such funds.

      (b) Each Fixed Account Allocation will be credited with the Guaranteed Interest Rate determined for such Fixed Account Allocation commencing on the date the Fixed Account Allocation is received by SAFECO.

      (c) For purposes of crediting interest, the last-in, first-out accounting method will apply to Withdrawals.

SECTION I3, Establishment of Interest Rates, is added to the Contract:

      Establishment of Interest Rates: Guaranteed Interest Rates for each Fixed Account Allocation will be determined by SAFECO as soon as practicable prior to each Initial or Subsequent Interest Guarantee Period.

SECTION I4, Guaranteed Interest Rate, is added to the Contract:

      Guaranteed Interest Rate:

      (a) SAFECO's Guaranteed Interest Rate on any Fixed Account Allocation will be effective for the Initial Interest Guarantee Period applicable to such Fixed Account Allocation. The Initial Interest Guarantee Period shall be no less than the twelve (12) month period commencing on the date a Fixed Account Allocation is received by SAFECO.

      (b) Upon the expiration of the Initial Interest Guarantee Period applicable to any Fixed Account Allocation, the Guaranteed Interest Rate applicable to such a Fixed Account Allocation plus credited interest will be that rate determined by SAFECO to be effective for each successive Subsequent Interest Guarantee Period and may or may not be the same as any interest rate applicable to new Fixed Account Allocations. The Subsequent Interest Guarantee Period shall be the period commencing on the expiration of the Initial Guarantee Period and shall be no less than twelve (12) months. Each successive Subsequent Interest Guarantee Period shall be the period commencing on the expiration of the prior Subsequent Interest Guarantee Period and shall be no less than twelve (12) months.

      (c) SAFECO's Guaranteed Interest Rate on any subsequent Fixed Account Allocation will be that rate in effect at the time of such Fixed Account Allocation, and may or may not be the same as any interest rate previously applicable to Fixed Account Allocations or any interest rate for Subsequent Interest Rate Guarantee Periods.

      (d) The Guaranteed Interest Rate credited to monies allocated to the Fixed Account will never be less than an annual effective interest rate of 3% for any Contract Year.

SECTION I5, Settlement Options, is added to the Contract:

      Settlement Options: On the date upon which SAFECO is to issue an Annuity under this Rider, SAFECO shall charge the premium for such Annuity against the Fixed Account. Such premium shall be the premium calculated in accordance with the Fixed Annuity Purchase Rate Table in Section I8, plus premium taxes, if required by state law. An Annuity may be issued only in one of the forms described below, or such other forms which SAFECO agrees to issue under this Rider. Options (a), (b) and (c) are irrevocable once they have begun.

      (a) Fixed Life Annuity: Monthly payments are made to the Annuitant commencing on the Annuity Date, if he or she is then living, and the last payment is that payment due immediately on or before his or her death. No death benefit is payable under this option.

      (b)  Fixed Life Annuity with 120 or 240 Monthly Payments Guaranteed:
           Monthly payments are made to the Annuitant commencing on the Annuity Date. If at the death of the Annuitant the guaranteed number of payments has not been received by the Annuitant, then payments will be made to the Beneficiary for the remainder of the guaranteed period.

      (c) Fixed Joint and Survivor Life Annuity: Monthly payments are made to the Annuitant commencing on the Annuity Date. After the death of the Annuitant, payments will be continued to the Annuitant's spouse for as long as he or she lives.

      (d) Systematic Withdrawal Income Plan: A specified amount is withdrawn for payment to the Annuitant on a monthly, quarterly, or annual basis. The amount withdrawn shall be the amount calculated to deplete the Fixed Account over the life expectancy of the Annuitant or the joint life expectancy of the Annuitant and Beneficiary, with at least 50% of the payments expected to be made during the Annuitant's life. The balance remaining in the Fixed Account after any such payment will continue to earn interest in the same manner as prior to the Withdrawal.

SECTION I6, Automatic Option, is added to the Contract:

      Automatic Option: If, as of the Annuity Date, a Settlement Option has not been selected under this Rider, SAFECO will make payments under
      Section I5(d), if the Beneficiary is a natural person. If, as of the Annuity Date, a Settlement Option has not been selected and the Beneficiary is a non-natural person, SAFECO will make payments under
      Section I5(a).

SECTION I7, Commencement of Annuity Payments, is added to the Contract:

      Commencement of Annuity Payments: Subject to the limitations of Sections A4, E8, and I5, an Owner may elect:

      (a) to have variable Annuity payments commence on the Annuity Date, pursuant to one of the Settlement Options described in Section E8, and:

           (i) continue to have Net Purchase Payments credited to the Fixed Account; and

           (ii) choose a "second Annuity Date" for the commencement of fixed Annuity payments; or

      (b) to have fixed Annuity payments commence on the Annuity Date, pursuant to one of the Settlement Options described in Section I5, and:

           (i) continue to have Net Purchase Payments credited to a Sub-Account(s); and

           (ii) choose a "second Annuity Date" for the commencement of variable Annuity payments.

      SAFECO must receive any such election and the selected "second Annuity Date" prior to any Annuity Date. If no such election is made, SAFECO will commence both variable and fixed Annuity payments on the Annuity Date pursuant to the applicable Settlement Options. Any Annuity Date selected, including the "second Annuity Date," cannot be later than the date the Annuitant attains age 85.

SECTION I8, Mortality Tables Used, is added to the Contract:

      Mortality Tables Used: The rates in the Fixed Annuity Purchase Rate Table are based upon the 1983a Mortality Table Projected 20 years with Projection Scale G: 50% Male and 50% Female. The effective interest rate assumed in the Fixed Annuity Purchase Rate Table is 3%.

                       Fixed Annuity Purchase Rate Table

           CONSIDERATION REQUIRED TO PURCHASE $1 OF MONTHLY ANNUITY*

                                          Life       Joint & Survivor Annuity**
                                        Annuity
                 Age of      Life       10-Years      100%                50%
               Annuitant    Annuity     Certain      Annuity            Annuity
               ---------    -------     --------     -------            -------
                  55        $236.33      $238.26     $267.87            $252.10
                  56         231.98       234.07      263.96             247.97
                  57         227.55       229.82      259.98             243.77
                  58         223.04       225.49      255.83             239.44
                  59         218.43       221.11      251.58             235.01
                  60         213.73       216.66      247.23             230.48
                  61         208.95       212.15      242.77             225.88
                  62         204.08       207.60      238.20             221.14
                  63         199.13       203.02      233.54             216.33
                  64         194.11       198.41      228.77             211.44
                  65         189.04       193.78      223.91             206.47
                  66         183.90       189.14      218.95             201.43
                  67         178.71       184.51      213.91             196.31
                  68         173.48       179.90      208.77             191.12
                  69         168.20       175.32      203.55             185.87
                  70         162.88       170.77      198.24             180.56
                  71         157.59       166.32      192.99             175.29
                  72         152.29       161.93      187.69             169.99
                  73         146.98       157.62      182.22             164.60
                  74         141.67       153.42      176.70             159.19
                  75         136.38       149.34      171.13             153.75

 *The consideration shown refers to the net value used to purchase an Annuity, after premium taxes or other applicable charges are deducted. For example, it would cost $189,040 for an Annuitant age 65 to receive a Fixed Life Annuity which provides a monthly income of $1,000.

**Annuitant and spouse are assumed to be the same age.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation.

Consideration for ages or combination of lives not shown will be furnished by SAFECO upon request.

SECTION I9, Minimum Balance After Withdrawal, is added to the Contract:

      Minimum Balance After Withdrawal: If any Withdrawal reduces the remaining balance in the Fixed Account to less than $500, the remaining balance will also be Withdrawn.

SECTION I10, Minimum Transfer, is added to the Contract:

      Minimum Transfer: All Transfers from the Fixed Account, other than pursuant to a Program, are subject to a $500 minimum.

      The minimum Transfer into the Fixed Account must be at least $50.

SECTION I11, Transfers, is added to the Contract:

      Transfers: The Owner may elect to participate in only one of the Programs relating to transfers from the Fixed Account in any Contract Year or elect to transfer up to a total of 10% of the value of the Fixed Account Contract Value at the time of the Transfer, in a Contract Year. SAFECO may waive this limitation upon written notice to the Owner.

SECTION I12, Deferral of Withdrawal Payment, is added to the Contract:

      Deferral of Withdrawal Payment: SAFECO retains the right to defer the payment of Withdrawals from the Fixed Account for a period of six months after receiving a Withdrawal request. If SAFECO defers payment of Withdrawals under this Section, SAFECO will pay interest on the deferred payments at the rate specified by state law at the time of the Withdrawal request.

All other terms and conditions of the Contract remain unchanged.


                                        SAFECO LIFE INSURANCE COMPANY

                                        /s/ R.A. Pierson
                                        R.A. Pierson
                                        Sr. Vice President and Secretary

                                  ENDORSEMENT

                       Tax Sheltered Annuity Endorsement

This Endorsement forms a part of the Contract to which it is attached. This Endorsement applies to a Contract issued under Section 403(b) of the Internal Revenue Code. In the case of a conflict with any provision in the Contract or Rider, the terms of this Endorsement will control. This Endorsement is effective upon issuance to the Owner and restates in its entirety any prior Tax Sheltered Annuity Endorsement.

SECTION A14, Owner, is amended to read as follows:

      Owner: The person named in the Application who has all rights under this Contract. The Annuitant shall be the Owner of this Contract.

SECTION B12, Assignment, is amended to read:

      Non-Assignment: To the extent permitted by law, this Contract and the benefits or payments under this Contract are not assignable or otherwise transferrable. This Contract may be assigned for purposes of an Internal Revenue Code Section 1035 exchange.

SECTION B14, Exclusive Benefit, is added to the Contract:

      Exclusive Benefit: This Contract is established for the exclusive benefit of the Annuitant and Beneficiaries.

SECTION B15, Nonforfeitable, is added to the Contract:

      Nonforfeitable: The interest of the Annuitant in this Contract is nonforfeitable.

SECTION B16, Nontransferable, is added to the Contract:

      Nontransferable:  This Contract is nontransferable by the Annuitant.

SECTION C6, Contribution Limit, is added to the Contract:

      Contribution Limit: If contributions to this Contract are made under a salary reduction agreement, the maximum contribution when combined with all other plans, contracts, or arrangements may not exceed the amount of the limitation provided for in Section 402(g) of the Internal Revenue Code.

SECTION C7, Plan, is added to the Contract:

      Plan: The terms of this Contract are subject to the provisions of any plan under which this Contract is issued.

SECTION E5, Death of Annuitant, is deleted.

SECTION E5, Minimum Distribution Rules, is added to the Contract:

      Minimum Distribution Rules: All Settlement Options and periodic withdrawals are subject to and shall distribute the Contract Value pursuant to the Minimum Distribution Rules in Section 403(b)(10) and
      Section 401(a)(9) of the Internal Revenue Code, including the minimum distribution incidental benefit requirement of Section 401(a)(9)(G) of the Internal Revenue Code and Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

      (a)  Minimum Distribution Rules:

           (i) Required Beginning Date: Minimum Distributions must begin by the Annuitant's Required Beginning Date, defined as April 1 following the year the Annuitant reaches age 70 1/2.

                  (I) For an Annuitant who was born prior to July 1, 1917, the Required Beginning Date is April 1 following the calendar year in which the annuitant retires.

                 (II) For an Annuitant who is a participant in a governmental or church plan, the Required Beginning Date is April 1 following the later of the calendar year in which the Annuitant reaches age 70 1/2 or retires.

LPC 414 9/95

                 If the Annuitant has reached age 70 1/2 as of the Contract Date, the Required Beginning Date is no later than the close of the taxable year following the taxable year during which the Contract is issued.

           (ii) Minimum Distribution Requirements: The Minimum Distributions must be in equal or substantially equal amounts, over:

                  (I) The life of the Annuitant, or the lives of the Annuitant and the designated Beneficiary; or

                 (II) A period not extending beyond the life expectancy of the Annuitant, or the joint and last survivor expectancy of the Annuitant and the designated Beneficiary.

           (iii) Minimum Amounts to be Distributed: If the Annuitant's entire Contract Value is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the first calendar year for which distributions are required to begin and for each calendar year thereafter) must be at least an amount equal to the quotient obtained by dividing the Contract Value by the lesser of (1) the applicable life expectancy of the Annuitant or (2) if the Annuitant's spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Question and Answer 4 or Question and Answer 5, as applicable, of Proposed Income Tax Regulation 1.401(a)(9)-2. Payments must be made in periodic payments of intervals no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in Question and Answer F-3 of Proposed Income Tax Regulation 1.401(a)(9)-1. Distributions after the death of the Annuitant shall be calculated using the applicable life expectancy as the relevant divisor without regard to Proposed Regulation 1.401(a)(9)-2.

      (b) Life Expectancy: The Annuitant and a designated Beneficiary who is the spouse of a deceased Annuitant may elect whether or not to recalculate life expectancy. Life expectancy may be recalculated no more frequently than annually. This election is irrevocable and shall apply to all subsequent years. It must be made by written notice to SAFECO at its Home Office no later than the Required Beginning Date. If an election is not made, life expectancy for the Annuitant and a designated Beneficiary who is a spouse will be recalculated.

           The life expectancy of a non-spouse Beneficiary may not be recalculated. Life expectancy will be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

           Life expectancy and joint and last survivor expectancy are computed by use of the expected return multiples contained in Tables V and VI, Section 1.72-9 of the Income Tax Regulations.

      (c) Annuitant's Death Prior to Required Beginning Date: If the Annuitant dies before distributions are considered to have commenced, the Contract Value must be distributed according to one of the following options:

            (i) The entire Contract Value remaining must be distributed by December 31 of the year which contains the fifth anniversary of the Annuitant's death; or

           (ii) Unless the Annuitant or Beneficiary has elected (i), the entire Contract Value must be distributed over a period not extending beyond a designated Beneficiary's life or life expectancy in substantially equal installments.

                 Under this option a non-spouse Beneficiary must begin distributions no later than December 31st of the calendar year immediately following the calendar year of the Annuitant's death. The Beneficiary may elect at any time to receive greater payments.

                 A surviving spouse may elect, no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Annuitant's death or the date distributions are required to begin, to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of (1) December 31 of the calendar year Immediately following the calendar year in which the Annuitant died and (2) December 31 of the calendar year in which the Annuitant would have attained age 70 1/2. The surviving spouse may increase the frequency or amount of such payments at any time.

                 A surviving spouse may also elect to treat the Contract as the spouse's own, and then delay distributions until the 1st of April following the calendar year in which the spouse reaches age 70 1/2 if that date is later than the Annuitant's death or the date the Annuitant would have reached age 70 1/2. Such election is considered made if:

                   (I) Amounts required to be distributed on the Annuitant's death have not been distributed from the Contract;

                  (II) A regular IRA contribution or rollover contribution is made to the Contract;

                 (III)  A rollover is made from the Contract; or

                  (IV)  The spouse fails to make another election.

           (d) Annuitant's Death On or After Required Beginning Date: If the Annuitant dies on or after the date distributions are considered to have commenced, payment to the designated Beneficiary must continue at least as rapidly as the method in effect prior to the Annuitant's death.

SECTION E7, Death of Owner After Annuity Date, is deleted.

SECTION E14, Commencement of Minimum Distributions, is added to the Contract:

      Commencement of Minimum Distributions:

      (a) Minimum Distributions will commence no later than April 1 following the year in which the Annuitant attains age 70 1/2, unless the Annuitant sends written notice to SAFECO that the minimum distributions for this Contract will be taken from another TSA and requests that distributions not be taken from this Contract or that distributions are to be deferred under one of the exceptions described in Section E5(a)(i).

      (b) If SAFECO has not received written notice prior to March 1 following the year in which the Annuitant attains age 70 1/2:

             (i) If designated Beneficiary information has been provided to SAFECO, SAFECO will make the Required Minimum Distributions based on joint life expectancy with recalculation of life expectancy under a Systematic Withdrawal program and in accordance with the Minimum Distribution Rules in Section 401(a)(9) of the Internal Revenue Code.

            (ii) If designated Beneficiary information has not been provided to SAFECO, SAFECO will make the Required Minimum Distributions based on single life expectancy with recalculation of life expectancy under a Systematic Withdrawal program and in accordance with the Minimum Distribution Rules in Section 401(a)(9) of the Internal Revenue Code.

SECTION F10, Withdrawal Restrictions, is added to the Contract:

      Withdrawal Restrictions:

      (a) Withdrawals are restricted under Section 403(b) of the Internal Revenue Code for:

             (i)  Salary reduction contributions made after December 31, 1988;

            (ii) Income attributable to salary reduction contributions made after December 31, 1988;

           (iii)  Income attributable to amounts held as of December 31, 1988;
                  and

            (iv) Contracts that contain a full or partial transfer of funds from a previous Section 403(b)(7) account.

      (b) The Withdrawal restrictions under Section 403(b) of the Internal Revenue Code allow withdrawals only when the Annuitant:

             (i)  Attains age 59 1/2;

            (ii)  Separates from service;

           (iii)  Dies;

            (iv) Becomes disabled (as defined in Section 72(m)(7) of the Internal Revenue Code); or

             (v) In the case of hardship. Withdrawals for hardship are restricted to the portion of the Contract Value which represents contributions made by the Annuitant and does not include any income attributable to salary reduction contributions made after December 31, 1988 or income attributable to amounts held as of December 31, 1988.

      (c) Withdrawal of restricted funds may result in disqualification of the Contract as a tax qualified plan and subject the Withdrawal to federal income tax penalties.

SECTION F11, Direct Rollovers is added to the Contract:

      Direct rollovers: The Annuitant or Beneficiary may elect to have any eligible rollover distribution or any portion of an eligible rollover distribution paid directly to an eligible retirement plan.

SECTION G7, Taxes, is amended to read as follows:

      Taxes: SAFECO reserves the right to deduct premium taxes or other taxes levied by any governmental entity which SAFECO, in its sole discretion, determines have resulted from the establishment or maintenance of this Contract or any portion of this Contract, the receipt by SAFECO of Purchase Payments, or the commencement of Annuity payments. If SAFECO exercises this right the Sub-Account from which the taxes will be deducted will be determined by the hierarchical order of the Sub-Accounts as listed on the Contract Data Page.

SECTION I13, Loans, is added to the Contract:

      Loans: Upon the approval of application to SAFECO, an Annuitant may borrow funds from SAFECO using the Annuitant's interest in the Fixed Account of the Fixed Annuity Rider as collateral. Any such loan is subject to Section 72(p) of the Internal Revenue Code and the terms of the loan program as established by SAFECO.

All other terms and conditions of the Contract remain unchanged.

                                        SAFECO LIFE INSURANCE COMPANY

                                        /s/ R.A. Pierson
                                        R.A. Pierson
                                        Sr. Vice President and Secretary

                                  ENDORSEMENT

                   Individual Retirement Annuity Endorsement

This Endorsement forms a part of the Contract to which it is attached. This Endorsement applies to a Contract issued under Section 408 of the Internal Revenue Code. In the case of a conflict with any provision in the Contract or Rider, the terms of this Endorsement will control. This Endorsement is effective upon issuance to the Owner and restates in its entirety any prior Individual Retirement Annuity Endorsement.

SECTION A14, Owner, is amended to read as follows:

      Owner: The person named in the Application who has all rights under this Contract. The Annuitant shall be the Owner of this Contract.

SECTION B12, Assignment, is amended to read:

      Non-Assignment: To the extent permitted by law, this Contract and the benefits or payments under this Contract are not assignable or otherwise transferrable. This Contract may be assigned for purposes of an Internal Revenue Code Section 1035 exchange.

SECTION B14, Exclusive Benefit, is added to the Contract:

      Exclusive Benefit: This Contract is established for the exclusive benefit of the Annuitant and Beneficiaries.

SECTION B15, Nonforfeitable, is added to the Contract:

      Nonforfeitable: The interest of the Annuitant in this Contract is nonforfeitable.

SECTION B16, Nontransferable, is added to the Contract:

      Nontransferable:  This Contract is nontransferable by the Annuitant.

SECTION B17, Life Insurance Contracts, is added to the Contract:

      Life Insurance Contracts: No part of the Contract Value will be invested in life insurance contracts.

SECTION C6, Contribution Limit, is added to the Contract:

      Contribution Limit:

      (a) If this Contract is purchased to fund an Individual Retirement Annuity under Section 408(b) of the Internal Revenue Code, the annual contribution to the Contract must be in cash and may not exceed the lesser of $2,000 or 100% of Compensation. In the case of a spousal IRA, separate Contracts are established for each spouse. Annual contributions to the two Contracts together may not exceed $2,250, while no more than $2,000 may be contributed to any one of the two Contracts. Such limitations shall not include rollover contributions under Section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Internal Revenue Code. Deductibility of contributions depends on active participation in an employer sponsored retirement plan and adjusted gross income.

      (b) If this Contract is purchased to fund a Simplified Employee Pension under Section 408(k) of the Internal Revenue Code, the annual contribution to the Contract may not exceed the lesser of 15% of Compensation or $30,000.

      (c) Compensation is defined in Internal Revenue Code Section 219(f) and the regulations thereunder as follows: Wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) of the Internal Revenue Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, IRC Section 401(c)(2) shall be applied as if the term "trade" or

LPC-415 8/95

           "business" for purposes of IRC Section 1402 included service described in Subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in the individual's gross income under IRC Section 71 with respect to a divorce or separation instrument described in Subparagraph (A) of
           Section 71(b)(2).

SECTION E5, Death of Annuitant, is deleted.

SECTION E5, Minimum Distribution Rules, is added to the Contract:

      Minimum Distribution Rules: All Settlement Options and periodic withdrawals are subject to and shall distribute the Contract Value pursuant to the Minimum Distribution Rules in Section 408(a)(6) or
      Section 408(b)(3) and Section 401(a)(9) of the Internal Revenue Code, including the minimum distribution incidental benefit requirement of
      Section 401(a)(9)(G) of the Internal Revenue Code and Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations, all of which are incorporated by reference.

      (a)  Minimum Distribution Rules:

           (i) Required Beginning Date: Minimum Distributions must begin by the Annuitant's Required Beginning Date, defined as April 1 following the year the Annuitant reaches age 70 1/2. If the Annuitant has reached age 70 1/2 as of the Contract Date, the Required Beginning Date is no later than the close of the taxable year following the taxable year during which the Contract is issued.

           (ii) Minimum Distribution Requirements: The Minimum Distributions must be in equal or substantially equal amounts, over:

                  (I) The life of the Annuitant, or the lives of the Annuitant and the designated Beneficiary; or

                 (II) A period not extending beyond the life expectancy of the Annuitant, or the joint and last survivor expectancy of the Annuitant and the designated Beneficiary.

           (iii) Minimum Amounts to be Distributed: If the Annuitant's entire Contract Value is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the first calendar year for which distributions are required to begin and for each calendar year thereafter) must be at least an amount equal to the quotient obtained by dividing the Contract Value by the lesser of (1) the applicable life expectancy of the Annuitant or (2) if the Annuitant's spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Question and Answer 4 or Question and Answer 5, as applicable, of Proposed Income Tax Regulation 1.401(a)(9)-2. Payments must be made in periodic payments of intervals no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in Question and Answer F-3 of Proposed Income Tax Regulation 1.401(a)(9)-1. Distributions after the death of the Annuitant shall be calculated using the applicable life expectancy as the relevant divisor without regard to Proposed Regulation 1.401(a)(9)-2.

      (b) Life Expectancy: The Annuitant and a designated Beneficiary who is the spouse of a deceased Annuitant may elect whether or not to recalculate life expectancy. Life expectancy may be recalculated no more frequently than annually. This election is irrevocable and shall apply to all subsequent years. It must be made by written notice to SAFECO at its Home Office no later than the Required Beginning Date. If an election is not made, life expectancy for the Annuitant and a designated Beneficiary who is a spouse will be recalculated.

           The life expectancy of a non-spouse Beneficiary may not be recalculated. Life expectancy will be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

           Life expectancy and joint and last survivor expectancy are computed by use of the expected return multiples contained in Tables V and VI, Section 1.72-9 of the Income Tax Regulations.

      (c) Annuitant's Death Prior to Required Beginning Date: If the Annuitant dies before distributions are considered to have commenced, the Contract Value must be distributed according to one of the following options:

            (i) The entire Contract Value remaining must be distributed by December 31 of the year which contains the fifth anniversary of the Annuitant's death; or

           (ii) Unless the Annuitant or Beneficiary has elected (i), the entire Contract Value must be distributed over a period not extending beyond a designated Beneficiary's life or life expectancy in substantially equal installments.

                 Under this option a non-spouse Beneficiary must begin distributions no later than December 31st of the calendar year immediately following the calendar year of the Annuitant's death. The Beneficiary may elect at any time to receive greater payments.

                 A surviving spouse may elect, no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Annuitant's death or the date distributions are required to begin, to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of (1) December 31 of the calendar year Immediately following the calendar year in which the Annuitant died and (2) December 31 of the calendar year in which the Annuitant would have attained age 70 1/2. The surviving spouse may increase the frequency or amount of such payments at any time.

                 A surviving spouse may also elect to treat the Contract as the spouse's own, and then delay distributions until the 1st of April following the calendar year in which the spouse reaches age 70 1/2 if that date is later than the Annuitant's death or the date the Annuitant would have reached age 70 1/2. Such election is considered made if:

                   (I) Amounts required to be distributed on the Annuitant's death have not been distributed from the Contract;

                  (II) A regular IRA contribution or rollover contribution is made to the Contract;

                 (III)  A rollover is made from the Contract; or

                  (IV)  The spouse fails to make another election.

           (d) Annuitant's Death On or After Required Beginning Date: If the Annuitant dies on or after the date distributions are considered to have commenced, payment to the designated Beneficiary must continue at least as rapidly as the method in effect prior to the Annuitant's death.

SECTION E7, Death of Owner After Annuity Date, is deleted.

SECTION E14, Commencement of Minimum Distributions, is added to the Contract:

      Commencement of Minimum Distributions:

      (a) Minimum Distributions will commence no later than April 1 following the year in which the Annuitant attains age 70 1/2, unless the Annuitant sends written notice to SAFECO that the minimum distributions for this Contract will be taken from another IRA and requests that distributions not be taken from this Contract.

           An individual may satisfy the minimum distribution requirements under Sections 408(a)(6) and 408(b)(3) of the Internal Revenue Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the owner of two or more IRAs may use the "alternative method" described in Notice 88-38, 1988-1 C.B.524, to satisfy the minimum distribution requirements described above.

      (b) If SAFECO has not received written notice prior to March 1 following the year in which the Annuitant attains age 70 1/2:

            (i) If designated Beneficiary information has been provided to SAFECO, SAFECO will make the Required Minimum Distributions based on joint life expectancy with recalculation of life expectancy under a Systematic Withdrawal program and in accordance with the Minimum Distribution Rules in Section 401(a)(9) of the Internal Revenue Code.

           (ii) If designated Beneficiary information has not been provided to SAFECO, SAFECO will make the Required Minimum Distributions based on single life expectancy with recalculation of life expectancy under a Systematic Withdrawal program and in accordance with the Minimum Distribution Rules in Section 401(a)(9) of the Internal Revenue Code.

SECTION G7, Taxes, is amended to read as follows:

      Taxes: SAFECO reserves the right to deduct premium taxes or other taxes levied by any governmental entity which SAFECO, in its sole discretion, determines have resulted from the establishment or maintenance of this Contract or any portion of this Contract, the receipt by SAFECO of Purchase Payments, or the commencement of Annuity payments. If SAFECO exercises this right the Sub-Account from which the taxes will be deducted will be determined by the hierarchical order of the Sub-Accounts as listed on the Contract Data Page.

All other terms and conditions of the Contract remain unchanged.

                                       SAFECO LIFE INSURANCE COMPANY

                                       /s/ R.A. Pierson
                                       R.A. Pierson
                                       Sr. Vice President and Secretary

                                   ENDORSEMENT

                Individual Variable Annuity Contract Endorsement

This Endorsement forms a part of the Contract to which it is attached. In the case of a conflict with any provision in the Contract or Rider, the terms of this Endorsement will control. This Endorsement is effective upon issuance to the Owner.

SECTION A11(a), Eight-Year Contract Anniversary, is added to the Contract:

     Eight-Year Contract Anniversary: Each eighth Contract Year.

SECTION A12, Eligible Investments, is amended to read as follows:

     Eligible Investments: An investment entity shown on the Contract Data Page, including the Fixed Account pursuant to any Fixed Account Annuity Rider.

SECTION A14, Owner, is amended to read as follows:

     Owner: The person or persons named in the Application who has all rights under this Contract. Joint Owners are allowed only if the joint Owners are spouses. Each joint Owner shall have equal ownership rights and must jointly exercise those rights. On the date the Application is signed, the Owner must not be older than age 75 (if joint Owners, neither may be older than 75).

SECTION A15(a), Programs, is added to the Contract:

     Programs: Programs are features whereby an Owner may elect to have Purchase Payments, Contract Value or appreciation under the Contract allocated, transferred, withdrawn or otherwise designated pursuant to requirements and procedures described in the then current prospectus or registration statement for the Contract under the Securities Act of 1933, as amended.

SECTION A18(a), Transfer, is added to the Contract:

     Transfer: The redemption of units from a Sub-Account(s) and the purchase of units of another Sub-Account(s).

SECTION B12, Non-Assignment, is deleted from the Contract.

SECTION B12, Assignment, is added to the Contract:

     Assignment: To the extent permitted by law, this Contract and the benefits or payments under this Contract are assignable or otherwise transferrable. This Contract may be assigned for purposes of an Internal Revenue Code
     Section 1035 exchange.

SECTION E5, Death of Annuitant, is amended to read as follows:

     Death of Annuitant:

     (a) If the Annuitant dies before a Settlement Option has commenced, the Owner must designate a new Annuitant. If no designation is made within 30 days of notification to SAFECO of the death of the Annuitant, the Owner will become the Annuitant.

     (b) If the Contract is owned by a non-natural person, the death of the Annuitant will be treated as the death of the Owner.

SECTION E6, Death of Owner Prior to Annuity Date, is amended to read as follows:

     Death of Owner Prior to Annuity Date:

     (a) The Minimum Guaranteed Death Benefit: The initial Minimum Guaranteed Death Benefit shall be equal to the initial Net Purchase Payment. Additional Net Purchase Payments are added to the Minimum Guaranteed Death Benefit. The Minimum Guaranteed Death Benefit will be adjusted after any Withdrawal by multiplying it by the ratio of the Contract Value after the Withdrawal to the Contract Value before the

LPC-715 8/95

          Withdrawal. The Minimum Guaranteed Death Benefit shall be redetermined on each Eight Year Contract Anniversary by taking the greater of the Contract Value on that Eight Year Contract Anniversary or the previous Minimum Guaranteed Death Benefit. The Minimum Guaranteed Death Benefit shall subsequently be increased for additional Net Purchase Payments and adjusted after any Withdrawals in the same manner as the initial Minimum Guaranteed Death Benefit is adjusted. After the Owner's death, the Minimum Guaranteed Death Benefit will be reduced dollar for dollar by any Withdrawals.

     (b) Death Benefit Options: Upon the death of the Owner prior to the Annuity Date, the Beneficiary may elect a Settlement Option or to receive a single lump sum payment.

     (c)  Death Benefit (Prior to age 72)

          If the Owner dies prior to age 72 and before a Settlement Option has commenced, and provided that the Beneficiary provides due proof of death in a form satisfactory to SAFECO and has elected a Death Benefit Option within six (6) months of the date of death, the amount of the Death Benefit will be the greater of:

          (i) the Contract Value on the date of election of a Death Benefit Option by the Beneficiary; or

          (ii) the Minimum Guaranteed Death Benefit.

     (d)  Death Benefit (After age 71)

          If the Owner dies after age 71 and before a Settlement Option has commenced, and provided that the Beneficiary provides due proof of death in a form satisfactory to SAFECO and has elected a Death Benefit Option within six (6) months of the date of death, the amount of the Death Benefit will be the greater of:

          (i) the Contract Value on the date of election of a Death Benefit Option by the Beneficiary; or

          (ii) the Minimum Guaranteed Death Benefit established on the last Eight Year Contract Anniversary preceding the Owner's 72nd birthday, adjusted for any Net Purchase Payments received or Withdrawals taken since that Eight Year Contract Anniversary.

     (e) Death Benefit (Death notification or Death Benefit Option election more than Six Months after Date of Death)

          If notification of death or election of a Death Benefit Option occurs after the six month anniversary of the date of death, the death benefit will be the Contract Value on the date of election of a Death Benefit Option determined as follows: the Contract Value calculated as of the six-month anniversary of the date of death will be compared with the last calculated Minimum Guaranteed Death Benefit to determine if additional funds are required to be added by SAFECO to equal such Minimum Guaranteed Death Benefit. SAFECO will supplement any deficiency in Contract Value, such that Contract Value will equal the Minimum Guaranteed Death Benefit. Thereafter, until the date of election of a Death Benefit Option, the Contract Value attributable to SAFECO's contribution will be guaranteed and interest paid thereon at prevailing money market rates; the portion of Contract Value existing on the six month anniversary of the date of death will be subject to adjustment reflecting the investment experience for the period from the six-month anniversary to the date of election of a Death Benefit Option. In addition, the amount of the death benefit will be reduced dollar for dollar by any Withdrawal after the Owner's death.

     (f) Election Period: The election of a Settlement Option or other form of payment must be made by the Beneficiary during the 60-day period commencing with the date of receipt by SAFECO of notification of the Owner's death. If no election is made within the 60-day period, then a single sum payment will be made to the Beneficiary.

     (g)  The Death Benefit must be distributed:

          (i)  By the fifth anniversary of the Owner's death; or

          (ii) Over a designated Beneficiary's life or over a period not extending beyond the Beneficiary's life expectancy, in equal or substantially equal payments, with payments beginning within one year of the death of the Owner.

     (h) If the Beneficiary is the spouse of the Owner, the Contract may be continued by the spouse, and the spouse will become the Owner.

     (i)  Joint Owners:

          (i) The Minimum Guaranteed Death Benefit will only be payable on the death of the older joint Owner. Upon the death of the older joint Owner, if the Contract is continued, no Minimum Guaranteed Death Benefit applies for the remaining duration of the Contract.

          (ii) Upon the death of a joint Owner, the surviving Owner shall be the designated Beneficiary. Any other named Beneficiary shall be a contingent Beneficiary.

          (iii) Upon the death of a joint Owner, the surviving Owner may elect a Settlement Option or a lump sum payment, or may elect to continue the Contract.

SECTION F3, Minimum Transfer, is amended to read as follows:

     Minimum Transfer: The minimum Transfer from a Sub-Account must be at least $500, except for Transfers pursuant to certain Programs. If the Sub-Account from which the Transfer is being made is less than $500 the entire Sub-Account will be transferred, including a Transfer pursuant to certain Programs.

     The minimum Transfer into a Sub-Account must be at least $50.

SECTION F4, Systematic Withdrawal, is deleted from the Contract.

SECTION F7, Automatic Transfers, is deleted from the Contract.

SECTION F8, Minimum Balance After Transfer, is amended to read as follows:

     Minimum Balance After Transfer: If any Transfer, including a Transfer pursuant to certain Programs, reduces the remaining balance in a Sub-Account to less than $500, the remaining balance will also be transferred.

SECTION G5, Deduction for Transfer Charge, is amended to read as follows:

     Deduction for Transfer Charge: SAFECO reserves the right to assess a Transfer Charge for each Transfer in excess of twelve Transfers per calendar year, as shown on the Contract Data Page. Transfers pursuant to any Program offered by SAFECO may or may not be subject to the Transfer Charge, subject to SAFECO's administrative procedures under the Programs.

All other terms and conditions of the Contract remain unchanged.

                                          SAFECO LIFE INSURANCE COMPANY

                                          /s/ R.A. Pierson
                                          --------------------------------
                                          R.A. Pierson
                                          Sr. Vice President and Secretary